                                                                   EXHIBIT 11.01

                   OCCUPATIONAL HEALTH + REHABILITATION INC
                       COMPUTATION OF EARNINGS PER SHARE

                                                                          YEAR ENDED DECEMBER 31,
                                                                    1997            1996            1995
                                                            -----------------------------------------------
EARNINGS PER COMMON SHARE
  Weighted average common stock outstanding
     during the period................................           1,573,471        1,129,611       661,306
                                                             =============    =============   ===========

Net loss..............................................       $      (1,664)   $      (1,850)  $    (1,776)
  Less: Accretion of preferred stock redemption
     value............................................                 (17)              --            --
                                                             -------------    -------------   -----------
  Net loss available to common stock..................       $     ( 1,681)   $      (1,850)  $    (1,776)
                                                             =============    =============   ===========

  Net loss per common share...........................       $       (1.07)   $       (1.64)  $     (2.69)
                                                             =============    =============   ===========

EARNINGS PER COMMON SHARE - ASSUMING DILUTION

  Weighted average common stock outstanding during
     the period.......................................           1,573,471        1,129,611       661,306

  Plus:  Incremental shares from assumed conversions
     of Series A preferred stock......................           1,416,667          217,352            --

  Convertible subordinated debt.......................              20,753               --            --
                                                             -------------    -------------   -----------
  Adjusted weighted average shares                               3,010,891        1,346,963       661,306
                                                             =============    =============   ===========


  Net loss............................................       $      (1,664)   $      (1,850)  $    (1,776)

  Plus:  Interest expense on convertible
     subordinated debt................................                  10                0             0

  Less:  Accretion on preferred stock
     redemption value.................................                 (17)               0             0
                                                             -------------    -------------   -----------
  Adjusted net loss available to common stock.........       $      (1,671)   $      (1,850)  $    (1,776)
                                                             =============    =============   ===========

  Net loss per common share - assuming dilution ......       $       (0.56)   $       (1.37)  $     (2.69)
                                                             =============    =============   ===========

NOTES: THE EFFECT OF OPTIONS AND WARRANTS IS NOT CONSIDERED AS IT WOULD BE ANTIDILUTIVE.